Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

BEIJER ELECTRONICS INC.,

and

MICRONET LTD.

dated as of

May 6, 2014

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 6, 2014, is entered into between Beijer Electronics Inc., an Utah corporation ("Seller"), and Micronet Ltd, a publicly traded company organized and existing under the laws of Israel (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of production, development, product management, sales and customer service of human machine interfaces for industrial applications and mobile data terminals for the mobile resource management industry (the "Beijer Business");

WHEREAS, as part of the Beijer Business, Seller is engaged in the business of production, development, product management, sales and customer service of electronic products and solutions for the mobile resource management market, including the TREQ product family (the "Target Business");

WHEREAS, upon the terms and subject to the conditions set forth herein Seller wishes to sell, transfer and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Target Business,;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Assigned Contracts" has the meaning set forth in Section 2.01(e).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

“Backlog” means all non-fulfilled orders for products of the Target Business held by the Seller as of the Closing Date.

"Backlog Inventory" has the meaning set forth in Section 2.01(c).

"Backlog Inventory Value" means an amount equal to the book value of the Backlog Inventory minus Five Hundred Thousand Dollars ($500,000), however never less than Zero Dollar ($0), such book value to be determined in accordance with GAAP as consistently applied by Seller.

”Base Purchase Price” has the meaning set forth in Section 2.05(a).

"Beijer Business" has the meaning set forth in the recitals.

“Benefit Plans” means any “employee benefit plans” as defined in Section 3(3) of ERISA, and any other retirement, profit sharing, bonus, stock, stock option, equity-based, profits interest, employment, change in control, health, life, disability, group insurance, savings, deferred compensation, incentive compensation, paid time off, severance, salary continuation and other fringe benefit arrangements, plans, programs, contracts, policies, or practices maintained, contributed to, or required to be contributed to by Seller (or any ERISA Affiliate, if Seller would be liable therefor) for the benefit of any current or former employee, officer, director, member, partner or independent contractor of Seller or with respect to which Seller or any ERISA Affiliate may have any liability.

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" has the meaning set forth in Section 2.01(i).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York or Stockholm are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer’s Closing Certificate" has the meaning set forth in Section 7.03(d).

"Buyer’s Indemnitees" has the meaning set forth in Section 8.02.

“Buyer’s Restricted Business” means the Beijer Business excluding the Target Business.

"Cap" has the meaning set forth in Section 8.04(a).

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

“Closing Inventory Value” has the meaning set forth in Section 2.06(b).

“Closing Inventory Value Statement” has the meaning set forth in Section 2.06(b).

“Closing Payment” has the meaning set forth in Section 2.05(b).

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase and sale orders, and all other agreements, commitments and legally binding arrangements, whether written or oral, relating to the Target Business.

"Debt" means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of Seller for borrowed money, (b) all obligations (contingent or otherwise) of any Seller for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice) (including notes payable to the sellers of such property or services), (c) all obligations of Seller as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (d) all obligations, contingent or otherwise, of Seller under acceptance, letter of credit or similar facilities, (e) all Debt of the type referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by Seller.

"Deductible" has the meaning set forth in Section 8.04(a).

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedule" means the Disclosure Schedule delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(d).

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture or use of any hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person, entity, trade or business (whether or not incorporated) that is treated as a single employer with any Seller under Sections 105(h), 401(a) and 414(t) of the Internal Revenue Code of 1986, as amended.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means Nordea Bank Finland Plc., New York Branch.

“Escrow Agreement” has the meaning set forth in Section 7.01(c).

“Escrow Amount” has the meaning set forth in Section 2.05(c).

“Estimated Inventory Value” has the meaning set forth in Section 2.06(a).

"Estimated Inventory Value Statement" has the meaning set forth in Section 2.06(a).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

“Forecast” means Seller’s good faith forecast of all future orders for products of the Target Business that are reasonably expected to be received during 2014, determined and recorded in accordance with the principles set forth in Schedule 1F, applied consistently with Seller’s past business practices.

“Forecast Inventory” has the meaning set forth in Section 2.01(d).

"Forecast Inventory Value" means an amount equal to the book value of the Forecast Inventory, such book value to be determined in accordance with GAAP as consistently applied by Seller, which according to Seller’s good faith estimate on March 31, 2014 amounted to no more than $1,300,000 as of such date.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

“Independend Accountants” has the meaning set forth in Section 2.06(d).

“Initial Purchase Price” shall have the meaning set forth in Section 2.05.

"Intellectual Property" means all intellectual property and industrial property rights and assets, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, design rights and copyrights, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, (c) inventions, trade secrets, business and technical information and know-how, databases and other confidential and proprietary information and all rights therein; (d) patents (including all reissues, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights; (e) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (f) all rights to any Actions of any nature to the extent related to the foregoing.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in the Target Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and exclusively used in the Target Business as currently conducted.

"Intellectual Property Assignment" has the meaning set forth in Section 3.02(a)(iii).

“Inventory Value” means the Backlog Inventory Value plus the Forecast Inventory Value.

"Knowledge of Seller or Seller's Knowledge" or any similar knowledge qualification, means the actual knowledge of Barry Hobbs and Ben Kemper and the knowledge that each such person would reasonably be expected to obtain after reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever.

"Losses" means all losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees, provided, however, that "Losses" shall not include punitive, special or indirect damages (including any damages based on any type of multiple), except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Target Business, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Target Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) with respect to the application of the term in Section 7.02(a) only, any matter which Buyer was aware of on the date hereof; (vii) changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Target Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Target Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights, including, for the avoidance of doubt, environmental permits, obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 4.07.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b).

“Post-Closing Forecast Inventory Payment” has the meaning set forth in Section 2.05(c).

“PTO Accrued Liabilities” has the meaning set forth in Section 2.041.1(a)(x).

"Purchase Price" has the meaning set forth in Section 2.05.

"Purchased Assets" has the meaning set forth in Section 2.01.

"Reference Date" means December 31, 2013.

“Remaining Business” means the remaining Beijer Business, without the Target Business.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(d).

"Restricted Period" has the meaning set forth in Section 6.07(a).

“Review Period” has the meaning set forth in Section 2.06(d).

“Schedule Supplement” has the meaning set forth in Section 6.03.

"Seller" has the meaning set forth in the preamble.

"Seller Closing Certificate" has the meaning set forth in Section 7.02(j).

"Seller Indemnitees" has the meaning set forth in Section 8.03.

“Statement of Objections” has the meaning set forth in Section 2.06(d).

"Tangible Personal Property" has the meaning set forth in Section 2.01(b).

"Target Business" has the meaning set forth in the recitals.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any domestic or foreign return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the geographical areas in which either Seller or Buyer are currently conducting, or have planned to conduct, the Beijer Business or the Target Business, respectively.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Escrow Agreement, the Transitional Services Agreement, the Sublease and the other agreements, instruments and documents required to be delivered at the Closing.

“Transitional Services Agreement” has the meaning set forth in Section 3.02(a)(iv).

"Union" has the meaning set forth in Section 4.15(b).

ARTICLE II
Purchase and Sale

Section 2.01                       Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and receive from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to all of the following assets, properties and rights of every kind, description and nature, whether real, personal or mixed, tangible and intangible, wherever located, whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books of account or financial statements, and whether now existing or hereafter acquired (collectively, the "Purchased Assets"):

(a)           all assets exclusively used in the Target Business;

(b)           all personal property and interests therein, wherever located, including all vehicles, tools, parts and supplies, machinery, equipment, appliances, fixtures and trade fixtures listed in Section 2.01(b) of the Disclosure Schedule (the "Tangible Personal Property"), in each case with any transferable warranty and service rights of Seller with respect to such property;

(c)           all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories necessary to fulfil the Backlog (the "Backlog Inventory"), to be finally determined in accordance with Section 2.06;

(d)           all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories necessary to fulfil the Forecast (the "Forecast Inventory"), to be finally determined in accordance with Section 2.06;

(e)           all rights under Contracts (including renewal rights thereto), including Intellectual Property Agreements, set forth on Section 2.01(e) of the Disclosure Schedule (the "Assigned Contracts");

(f)           all Intellectual Property Assets and all business goodwill associated therewith;

(g)           all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets including all claims, choses in action, causes of action and judgments;

(h)           to the extent possible to distinguish and separate from the Remaining Business, originals, or where not available, copies, of all books, books of account, records, manuals, documents, correspondence, sales and credit reports, customer lists, literature, brochures, advertising or promotional material and the like of the Target Business ("Books and Records"); and

(i)           any Permits of the Target Business, to the extent possible to distinguish and separate from the Remaining Business and their transfer being permitted by applicable Law.

Section 2.02                       Excluded Assets. Notwithstanding the foregoing or anything herein to the contrary, the Purchased Assets shall not include, and Seller shall retain all of its right, title and interest in and to, the following assets and properties (such retained assets and properties collectively, the "Excluded Assets"):

(a)           assets not exclusively used in the Target Business and not listed in Section 2.01;

(b)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)           all Seller’s Benefit Plans and assets attributable thereto;

(d)           all trade, accounts or other notes receivable held by Seller relating to the Target Business, and any advance payments, deposits, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund security, claim, remedy or other right related to any of the foregoing;

(e)           all cash and cash equivalents; and

(f)           the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03                       Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agrees to pay, perform and discharge only the following Liabilities, except in each case to the extent any such Liabilities (i) would have been performed, paid or otherwise discharged on or prior to the Closing Date, but for a breach or default by Seller or (ii) are Excluded Liabilities (collectively, the "Assumed Liabilities"):

(a)           all Liabilities of Seller in respect of the Assigned Contracts, to the extent such liabilities relate to events or occurrences that happened, or obligations that are to be performed, after the Closing Date;

(b)           any product liability or similar claims for injury to a Person or property and any Liability relating to or arising out of any product recall (voluntary or involuntary), design defect or similar, in each case relating to products manufactured, or services performed, by Buyer after the Closing Date; and

(c)           any Liability, or part of  a Liability, that relates to an event or occurrence that happened, or obligation to be performed, before Closing, only if and to the extent such Liability is caused or aggravated by Buyer’s negligence or wilful misconduct.

Section 2.04                       Excluded Liabilities. The Excluded Liabilities shall not be assumed by Buyer, but instead shall be retained, performed, paid and discharged by Seller in due course.  The term “Excluded Liabilities” as used herein means any and all liabilities or obligations of Seller or any of its Affiliates of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, or arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Purchased Assets or the conduct of the Target Business prior to the Closing Date, excepting only the Assumed Liabilities; provided however that without limiting the foregoing, the Excluded Liabilities shall include the following:

(i)             all accounts payable of Seller to third parties in connection with the Target Business;

(ii)            subject to Section 6.13, any obligation or liability for Taxes incurred by Seller, and any liability of Seller for the Taxes of another person under a contractual indemnity or covenant (other than under the Assigned Contracts), as a transferee or otherwise under applicable Tax Laws, regulations or administrative rules;

(iii)           any claim, obligation or liability in connection with or arising from or relating to any Excluded Asset, including any Taxes associated therewith;

(iv)           any Debt;

(v)           any and all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Seller or its Affiliates in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred in connection with or by virtue of the negotiation, preparation and review of this Agreement (including the exhibits and Disclosure Schedule hereto) and all Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including any retention bonuses, “success” fees, change of control payments and any other payment obligations payable as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

(vi)           any obligation or liability of Seller arising out of this Agreement and any Transaction Document;

(vii)         any obligation or liability arising out of or relating to any business or property formerly owned or operated by Seller, any affiliate or predecessor thereof , but not presently owned and operated by Seller;

(viii)         any liabilities or obligations under the Benefit Plans;

(ix)           any obligation or liability of Seller or its predecessors arising out of any contract, agreement, Permit, franchise or claim that is not transferred to Buyer as part of the Purchased Assets or, subject to Section 2.07, is not transferred to Buyer because of any failure to obtain any third-party or governmental consent required for such transfer;

(x)           any obligation or liability with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director or independent contractor of Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Buyer or any of its Affiliates after the Closing, that (A) arises out of or relates to the employment, service provider or other relationship between Seller or ERISA Affiliate and any such individual, including the termination of such relationship, (B) arises out of or relates to any Benefit Plan or (C) arises out of or relates to events or conditions occurring on or before the Closing Date, including accrued liabilities for vacation and holiday benefits payable to the Transferred Employees as of the Closing Date (the “PTO Accrued Liabilities”); and

(xi)           any intercompany liabilities or amounts due to Affiliates, whether current portion or otherwise.

Section 2.05                       Purchase Price; Payment Method.

(a)           In full consideration of the purchase of the Purchased Assets Buyer shall, in addition to the assumption of the Assumed Liabilities, pay and deliver an amount equal to Six Million Five Hundred Thousand Dollar ($6,500,000) (the ”Base Purchase Price”) plus an amount equal to the Inventory Value (collectively the “Purchase Price”).

(b)           The Base Purchase Price, plus an amount equal to the Estimated Inventory Value, minus fifty percent (50%) of the Forecast Inventory Value set forth in the Estimated Inventory Value Statement, minus the Escrow Amount (the “Closing Payment”) shall be paid by Buyer to Seller by wire transfer of immediately available funds to an account that has been designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date.

(c)           Six Hundred Fifty Thousand Dollars ($650,000) (the “Escrow Amount”) shall be paid by Buyer into the Escrow Account, by wire transfer of immediately available funds to an account that has been designated by the Escrow Agent, to be held in escrow by the Escrow Agent for a period of twelve (12) months subject to the terms of the Escrow Agreement. The Escrow Amount shall be available to satisfy any and all timely claims for indemnification made by any Buyer Indemnitee against Seller pursuant to Article VIII, as more specifically set forth in the Escrow Agreement.

(d)           Within ninety (90) days after the Closing Date, Buyer shall pay to Seller an amount equal to fifty percent (50%) of the Forecast Inventory Value set forth in the Estimated Inventory Value Statement (the “Post-Closing Forecast Inventory Payment”) by wire transfer of immediately available funds to an account that has been designated in writing by Seller.

Section 2.06                       Post-Closing Adjustment.

(a)           Estimated Inventory Value. At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the "Estimated Inventory Value Statement") setting forth its good faith estimate of the Inventory Value (the “Estimated Inventory Value”).

(b)           Closing Inventory Value. Within 20 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Closing Inventory Value Statement") setting forth its calculation of the Inventory Value (the “Closing Inventory Value”).

(c)           Post-Closing Adjustment

(i)           Subject to the dispute resolution provisions of Section 2.06(e) below, the "Post-Closing Adjustment" shall be an amount equal to the Closing Inventory Value minus the Estimated Inventory Value. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall waive part of the Post-Closing Forecast Inventory Payment due from Buyer by an amount equal to the Post-Closing Adjustment, and, in the event the Post-Closing Adjustment exceeds the amount waived by Seller in relation to the Post-Closing Forecast Inventory Payment, pay to Buyer and amount equal to the difference between the amount waived in relation to the Post-Closing Forecast Inventory Payment and the amount of the Post-Closing Adjustment.

(ii)           Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due within five (5) Business Days of Seller’s acceptance of the Closing Inventory Value Statement or, if there are Disputed Amounts (defined below), then within five (5) Business Days of the resolution described in Section 2.06(e)(ii) or Section 2.06(e)(v) below; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Seller or Buyer, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to the prime rate published in the Wall Street Journal, plus 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d)           Stock-take. Promptly after the Closing Date, Buyer shall perform a physical stock-take to confirm the items in the Backlog Inventory and the Forecast Inventory. If Buyer wishes to request any adjustments to the items in the Backlog Inventory or the Forecast Inventory, Buyer shall include such request in the Closing Inventory Value Statement.

(e)           Examination, Review and Disputes.

(i)            Examination. After receipt of the Closing Inventory Value Statement, Seller shall have 20 days (the "Review Period") to review the Closing Inventory Value Statement.

(ii)           Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Inventory Value Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Statement of Objections"). If Seller does not deliver a Statement of Objections before the expiration of the Review Period, the Post-Closing Adjustment reflected in the Closing Inventory Value Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period") and, if the same are so resolved within the Resolution Period, the Closing Inventory Value Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)           Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of KPMG or, if KPMG is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial internationally recognized firm of independent certified public accountants other than Seller's accountants or Buyer’s accountants (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve (based on U.S. GAAP) the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment reflected in the Closing Inventory Value Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Inventory Value Statement and the Statement of Objections, respectively.

(iv)           Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne equally by Seller and Buyer.

(v)           Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Inventory Value Statement shall be conclusive and binding upon the parties hereto.

(f)           Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07                       Third Party Consents and Nonassignable Assets.  Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any liabilities or obligations with respect to, any Contract or Permit intended to be included in the Purchased Assets that by applicable Law is non-assignable. To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.07 to the contrary, Buyer shall not be deemed to have waived its rights under this Agreement unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01                       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mannheimer Swartling Advokatbyra LLP, 101 Park Avenue, New York, at 10:00 a.m. EST on June 2, 2014, or as soon as practicable after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place or by such other method, including by fax or other electronic transmission, as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

Section 3.02                       Closing Deliverables.

(a)           Deliveries by Seller to Buyer. At the Closing, Seller shall deliver to Buyer, or cause to be delivered, the following to Buyer:

(i)            a bill of sale duly executed by Seller in the form of Exhibit B hereto (the "Bill of Sale"), transferring the tangible personal property included in the Purchased Assets;

(ii)           an assignment and assumption agreement duly executed by Seller in the form of Exhibit C hereto (the "Assignment and Assumption Agreement") effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)           an assignment duly executed by Seller in the form of Exhibit D hereto (the "Intellectual Property Assignment"), transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)           a sublease agreement duly executed Seller in a form to be mutually agreed upon by Buyer and Seller (the “Sublease”) governing Buyer’s sublease of space in Seller’s facilities which shall be based upon the terms in Exhibit E hereto;

(v)           the Seller Closing Certificate;

(vi)           the consents from Governmental Authorities or third parties, if any, set forth on Section 3.02(a)(vi) of the Disclosure Schedule and any other material consents in forms reasonably acceptable to Buyer;

(vii)         such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances listed on Section 3.02(a)(vii) of the Disclosure Schedule; and

(viii)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:

(i)             the Closing Payment;

(ii)           the Escrow Amount (payable to the Escrow Account, held with the EscrowAgent in accordance with the Escrow Agreement);

(iii)           the Assignment and Assumption Agreement duly executed by Buyer;

(iv)           the Transitional Services Agreement duly executed by Buyer;

(v)           the Sublease duly executed by Buyer;

(vi)          the Buyer’s Closing Certificate; and

(vii)         a bank guaranty for the Post-Closing Forecast Inventory Payment.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 4.01                       Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Utah and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Target Business as currently conducted. Seller is duly licensed and  qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Target Business as currently conducted makes such licensing or qualification necessary.  True and complete copies of the articles of incorporation, bylaws, or other organizational or governance documents of Seller, all as amended to date, have been previously delivered to Buyer.

Section 4.02                       Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03                       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both,: (a) conflict with or violate any provision of or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational or governance documents of Seller; (b) conflict with or violate or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Target Business or the Purchased Assets; (c) except as set forth on Section 4.03 of the Disclosure Schedule require the consent, notice or other action by any Person under any Contract or Permit to which Seller is a party or by which Seller or the Target Business is bound or to which any of the Purchased Assets are subject (including the assignment of any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.

Section 4.04                       Revenue and Gross Profit. Section 4.04 of the Disclosure Schedule fairly presents the revenue and gross profit of the Target Business for the respective periods referred to therein.

Section 4.05                       Absence of Certain Changes, Events and Conditions. Since the Reference Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           material change in any method of accounting or accounting practice for the Target Business, except as required by GAAP;

(c)           transfer, assignment, sale or other disposition of any assets that would otherwise be covered by the definitions of the “Purchased Assets”, except for the sale of Inventory in the ordinary course of business;

(d)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(e)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(f)           imposition of any Encumbrance upon any of the Purchased Assets;

(g)          change or, to Seller’s Knowledge, any threat of any change in any of the Target Business’s relations with, or any loss or, to Seller’s Knowledge, threat of loss of, any of the suppliers, customers or employees of the Target Business, including any loss or change which may result from the transactions contemplated by this Agreement, other than changes that do not have a Material Adverse Effect;

(h)           waiver or release of any right or claim of Seller or incurring of any modifications, amendments or terminations of any Contracts other than waivers, releases, modifications, amendments or terminations that do not have a Material Adverse Effect; or

(i)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06                       Contracts.

(a)           Section 4.06 of the Disclosure Schedule lists each Contract (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Target Business or the Purchased Assets.

(b)           Seller has provided Buyer with true and complete copies of all Contracts and there are no oral or written amendments or revisions to the Contracts, and the Seller is not bound by any additional obligations under or in relation to the Contracts, except as disclosed to Buyer in writing or set forth in the copies provided to Buyer.

(c)           Each Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. To Seller's Knowledge, none of Seller or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 4.07                       Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(a)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures to the extent that such Taxes are timely discharged by Seller;

(b)           mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Target Business or the Purchased Assets;

(c)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are set forth on Section 4.07(c) of the Disclosure Schedule.

Section 4.08                       Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating order, except for ordinary wear and tear and routine maintenance.  The Purchased Assets are sufficient for the continued conduct of the Target Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Target Business as currently conducted.  No other Person (including Seller’s Affiliates) other than Seller owns any assets, properties or rights used in the Target Business.

Section 4.09                       Intellectual Property.

(a)           Section 4.09(a) of the Disclosure Schedule lists all Intellectual Property Assets. As applicable, all required filings and fees related to the Intellectual Property Assets have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all registered Intellectual Property Assets are in good standing.

(b)           Section 4.09(b) of the Disclosure Schedule lists all Intellectual Property Agreements. To Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)            Seller is the sole and exclusive legal and beneficial, and as applicable, record, owner of all right, title and interest in and to the Intellectual Property Assets.  The Intellectual Property Assets are not subject to any license granted to a third party.

(d)           The conduct of the Target Business does not, to Seller’s Knowledge, infringe, misappropriate, dilute or conflict with, and has not conflicted with, any Intellectual Property of others.  Neither Seller nor any of its Affiliates has received any notices alleging that the conduct of the Target Business, including the marketing, sale and distribution of the products and services of the Target Business, infringe, dilute, misappropriate or otherwise violate any other party’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license).  To Seller’s Knowledge, no current or former employee of Seller and no other person owns or has, any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by Seller.  There is no agreement or other contractual restriction affecting the use by Seller of any of the Intellectual Property owned or purported to be owned by Seller and used in the Target Business.

Section 4.10                       Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down (which were all made consistent with past practice). All Inventory is owned by Seller free and clear of all Encumbrances except Permitted Encumbrances, and no Inventory is held on a consignment basis.

Section 4.11                       Litigation.  There is no, and during the last five years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Governmental Authority (“Litigation”) pending or, to Seller’s Knowledge, threatened against Seller, with respect to or affecting the Purchased Assets, the Target Business or the Transferred Employees.  Seller is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees with respect to or affecting the Purchased Assets.

Section 4.12                       Compliance with Laws; Permits.  Seller has been and is in compliance in all respects with all applicable Laws, except where the failure to be in compliance would not have Material Adverse Effect.  No Permits are necessary for the conduct of the Target Business as presently conducted, except for those Permits where the failure of which to obtain would not have a Material Adverse Effect.  Each such Permit is validly possessed by Seller, is in full force and effect, and is and will be included in the Purchased Assets and validly transferred to Buyer at the Closing.  No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Knowledge of Seller, threatened with respect to Seller, by any Governmental Authority with respect to any alleged (a) violation in any material respect by Seller of any Law, or (b) failure by Seller to have any Permit required in connection with the conduct of the Target Business.

Section 4.13                       Environmental Matters. The operations of Seller with respect to the Target Business and the Purchased Assets have not violated, are not violating, and Seller has not been threatened with or received a notice or charge asserting any violation of, any Environmental Law. The Target Business and the Purchased Assets are in material compliance with all Environmental Laws.

Section 4.14                       Employee Benefit Matters.  Section 4.14 of the Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other retirement, profit sharing, bonus, stock, stock option, equity-based, profits interest, employment, change in control, health, life, disability, group insurance, savings, deferred compensation, incentive compensation, paid time off, severance, salary continuation and other fringe benefit arrangements, plans, programs, contracts, policies, or practices maintained, contributed to, or required to be contributed to by Seller (or any ERISA Affiliate, if Seller would be liable therefor) for the benefit of any current or former employee, officer, director, member, partner or independent contractor of Seller or with respect to which Seller or any ERISA Affiliate may have any liability, and Seller has delivered true and complete copies of all plan documents, summary plan descriptions (including summaries of material modifications), and IRS determination or opinion letters.  To Seller’s Knowledge, Seller is in compliance in all material respects with the provisions of ERISA and all other Laws applicable to its Benefit Plans.

Section 4.15                       Employment Matters.

(a)           Section 4.15(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Target Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b)           Seller is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller.

Section 4.16                       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.17                       Accounts Receivable; Customers.  Seller’s accounts receivable relating to the Target Business are bona fide payment obligations and arose in the ordinary course of business, and there are no formal disputes with customers relating to such accounts receivable.  Seller has not received any notice that any of the customers of the Target Business have ceased, or intend to cease after the Closing, to use the goods or services of the Target Business.

ARTICLE V
Representations and warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 5.01                       Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Israel.

Section 5.02                       Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 5.03                       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer.

Section 5.04                       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05                       Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06                       Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Target Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Disclosure Schedule); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Target Business, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Schedule).

ARTICLE VI
Covenants

Section 6.01                       Conduct of Target Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Target Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators and others having relationships with the Target Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)           preserve and maintain all Permits required for the conduct of the Target Business as currently conducted or the ownership and use of the Purchased Assets;

(b)           pay the debts, Taxes and other obligations of the Target Business when due;

(c)           continue to collect accounts recievables in a manner consistent with past practice;

(d)           maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)           perform all of its obligations under all Assigned Contracts;

(f)           maintain the Books and Records in accordance with past practice;

(g)           comply in all material respects with all Laws applicable to the conduct of the Target Business or the ownership and use of the Purchased Assets;

(h)           not take any action which Seller knows, or reasonably should know, would breach any covenant of Seller hereunder, or cause any representation or warranty of Seller hereunder to be untrue as of the Closing;

(i)           not increase the wages, salary, bonus or other compensation or benefits payable to any director, independent contractor, officer or employee; and

(j)           not take or permit any action that would cause any of the changes, events or conditions described in Section 4.04 to occur.

The above notwithstanding, it has been agreed between Seller and Buyer that Seller shall not, without prior approval from Buyer, place any orders for PCBA Boards and Displays, or assume any obligations to third parties relating to the ordering of PCBA Boards and Displays. Before placing any such orders, Seller shall notify Buyer and give Buyer twenty four (24) hours to give its approval or rejection of such order(s). If Buyer has not responded to Seller within twenty four (24) hours, Seller may go ahead and place such order(s) as detailed in the notice to Buyer.

Section 6.02                       Notice of Certain Events.

(a)           From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied or (C) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Target Business, the Purchased Assets or the Assumed Liabilities that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.03                       Supplement to Disclosure Schedule. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04                       Employees.

(a)           On the Closing Date, Seller shall terminate all employees of the Target Business listed in Section 6.04(a) of the Disclosure Schedule, and Buyer (or its Affiliate) shall immediately offer them employment on substantially similar terms and conditions; such employees who accept employment with Buyer being referred to as the “Transferred Employees”. Seller shall bear any and all obligations and liability under the Worker Adjustment and Retraining Notification Act and similar state and local laws resulting from employment losses under this Section 6.04, unless such obligations or liabilities would have been avoided if Buyer had offered the employees same terms and conditions substantially similar to those currently offered by Seller.

(b)           Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Target Business, which claims were presented on or prior to the Closing Date. Seller also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Target Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(c)           As soon as reasonably practicable after the Closing Date, but in no event later than the next regularly scheduled payroll date, or earlier if required by Law, Seller shall cause a final payroll to be run as of the Closing Date and Seller will pay salaries and wages, including any bonuses, to all Transferred Employees as of the Closing Date. At such time, Seller shall also pay to all Transferred Employees all PTO Accrued Liabilities or any other “Paid Time Off” amounts accrued or accumulated on the books and records of Seller or to which such Transferred Employees are entitled.  No such PTO Accrued Liabilities or other “Paid Time Off” amounts will be Assumed Liabilities for any purpose hereunder.

(d)           With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding benefit plan.

Section 6.05                       Confidentiality. From and after the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target Business, except to the extent that Buyer or Seller can show that such information (a) is generally available to and known by the public through no fault of Buyer or Seller, any of their respective Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer or Seller, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or Seller or any of their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer or Seller, as the case may be, shall promptly notify the other party in writing and shall disclose only that portion of such information which Buyer or Seller, as the case may be, is advised by its counsel in writing is legally required to be disclosed, provided that Buyer or Seller, as the case may be, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06                       Exclusivity.

(a)           Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Target  Business or the Purchased Assets.

(b)           In addition to the other obligations under this Section 6.06, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           Seller agrees that the rights and remedies for noncompliance with this Section 6.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.07                       Non-competition; Non-solicitation

(a)           Seller’s Undertaking. For a period of two years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Target Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Target Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Target Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Target Business after the Closing), or any other Person who has a material business relationship with the Target Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.04(a) or is or was employed in the Target Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           Buyer’s Undertaking. During the Restricted Period, as long as Seller is not in material breach of any obligation under the Transaction Documents, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Buyer’s Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Buyer’s Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Buyer’s Restricted Business (including any existing or former client or customer of Buyer and any Person that becomes a client or customer of the Buyer’s Restricted Business after the Closing), or any other Person who has a material business relationship with the Buyer’s Restricted Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Buyer may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Buyer is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(d)           During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Buyer’s Restricted Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(d) shall prevent Buyer or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Seller or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(e)           Equitable remedies. The parties acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to the other party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by either party of any such obligations, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)           Interpretation and Severability. Both parties acknowledge that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08                       Financial Statement Assistance. Seller shall use commercially reasonable efforts to assist Buyer in establishing auditable relevant financial statements to the extent required by the U.S. Securities and Exchange Commission. Seller’s obligation under this Section 6.08 shall be limited to such assistance that can be offered without Seller having to dedicate significant management time and without interruption of the Beijer Business, and all costs and expenses associated with the establishment and auditing of financial statements under this Section 6.08 shall be borne by Buyer.

Section 6.09                       Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10                       Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11                       Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12                       Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof.

Section 6.13                       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Buyer and Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.14                       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
Conditions to closing

Section 7.01                       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions.

(b)           Seller and Buyer shall have received all consents, authorizations, orders and approvals from Governmental Authorities necessary to complete the Closing, and no such consent, authorization, order and approval shall have been revoked.

(c)           Buyer, Seller and Escrow Agent shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”).

Section 7.02                       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           All of the representations and warranties of Seller set forth in Article IV hereof shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date, and except for representations and warranties that contain Material Adverse Effect or other materiality qualifications and the representations and warranties set forth in Section 4.07, which shall be true and correct in all respects).

(b)           Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect nor shall any event have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)           All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)           At least 80% of the employees listed in Section 6.04(a) of the Disclosure Schedule shall have accepted and executed offer letters provided by Buyer, provided that Buyer has offered all such employees offer letters in accordance with Section 6.04.

(g)           Buyer shall have received all Permits listed on Section 7.02(g) of the Disclosure Schedule.

(h)           All Encumbrances relating to the Purchased Assets (other than Permitted Encumbrances) that (A) are listed on Section 3.02(a)(vii) of the Disclosure Schedule or (B) were created after the date of this Agreement, shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i)           Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(j)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that the condition set forth in Section 7.02(a) and (b) has been satisfied (the "Seller Closing Certificate").

(k)           Buyer shall have recived a transitional services agreement duly executed by Seller  covering the transitional services listed in Exhibit G hereto (the “Transitional Services Agreement”).

(l)           Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03                       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(b)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(c)           Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)           Buyer shall have delivered to Seller a guaranty for the payment of the Post-Closing Forecast Inventory Payment, in form and substance reasonably acceptable by Seller, issued by a reputable national or international bank.

(e)           Seller shall have received certificates, dated the Closing Date and signed by duly authorized officers of Buyer, that the condition set forth in Section 7.03(a) has been satisfied (the "Buyer’s Closing Certificate").

(f)           Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01                       Survival.

(a)           Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date falling twelve (12) months after the Closing Date; provided, that the representations and warranties in Section 4.13 shall survive for the full period of all applicable statute of limitations; and provided further that the representations and warranties in Section 4.01, Section 4.02, Section 4.07, Section 5.01 and Section 5.02 shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

(b)           Any claim (excluding Third Party Claims) which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn twelve (12) months subsequent to when the claim was made, unless formal arbitration or legal proceedings in respect thereof have been initiated by then. Any indemnification claim which may be made for a Loss relating to a Third Party Claim, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn twelve (12) months subsequent to when such Third Party Claim was finally resolved and thus the amount of the actual Loss relating thereto became known, unless the Indemnified Party has initiated formal arbitration or legal proceedings against the Indemnifying Party by then.

Section 8.02                       Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend Buyer and its’ Representatives (collectively, the "Buyer’s Indemnitees") against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by the Buyer’s Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(c)           any Excluded Asset or any Excluded Liability.

Section 8.03                       Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Seller and its Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)           any Assumed Liability.

Section 8.04                       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           Seller shall not be liable to the Buyer’s Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 (the "Deductible"), in which event Seller shall only be required to pay or be liable for all Losses in excess of the Deductible. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02 shall not exceed $2,000,000 (the "Cap").

(b)           Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible, in which event Buyer shall only be required to pay or be liable for all such Losses in excess of the Deductible. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)           Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.07, Section 4.16, Section 5.01, Section 5.02 and Section 5.04.

(d)           If any Loss is a tax deductible item, the recoverable Loss shall be reduced by an amount equivalent to the Loss multiplied by a relevant corporate tax rate.

(e)           Seller shall not be liable in respect of any Loss for breach of this Agreement to the extent any insurance proceeds may be recovered in respect thereof under any policy of insurance held by Buyer or its Affiliates.

(f)           Subject to Section 6.03, Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Seller (i) proves that Buyer had knowledge of the inaccuracy or breach prior the Closing Date, or (ii) is able to persuade the court or arbitration tribunal (as applicable) that based on the due diligence and other investigations of the Target Business that Buyer has conducted, a reasonable buyer would have had knowledge of the inaccuracy or breach prior the Closing Date.

Section 8.05                       Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 20 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06                       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate published in the Wall Street Journal, plus 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07                       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08                       Exclusive Remedies. Subject to Section 6.07 and Section 10.10(b), the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX
Termination

Section 9.01                       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Buyer;

(b)           by Buyer by written notice to Seller if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller's receipt of written notice of such breach from Buyer; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 16, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by Seller by written notice to Buyer if:

(i)            Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 16, 2014, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02                       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and Section 6.05 and Article X hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01                       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Beijer Electronics AB Stora Varvsgatan 13a, Box 426, SE-201 24 Malmö, Sweden. Facsimile: [●] Email: anna.belfrage@beijer.se Attention: Anna Belfrage, CFO

with a copy to:	Mannheimer Swartling Advokatbyrå Södergatan 22, SE-211 34 Malmö, Sweden Facsimile: +46 40 698 58 01 Email: hpe@msa.se Attention: Advokat Hans Petersson

If to Buyer:	[ADDRESS] [ADDRESS] Facsimile: [ ] Email: [ ] Attention: [ ]
with a copy to:	[ADDRESS] [ADDRESS] Facsimile: [ ] Email: [ ] Attention: [ ]

Section 10.03                       Interpretation. The parties to this Agreement have been represented by legal counsel and no party shall be regarded as the main drafter or presenter of this Agreement. Any ambiguity in this Agreement shall, to the extent possible, be construed with regard to available extrinsic evidence to determine the shared intent of the parties. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04                       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05                       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06                       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.07                       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 10.08                       No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                       Governing Law; Forum; ARBITRATION

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)           ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR INVALIDITY THEREOF, SHALL BE FINALLY SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES FOR ARBITRATION OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN EFFECT ON THE DATE OF THE INITIAL REQUEST BY THE INSTRUCTING PARTY, THAT GAVE RISE TO THE DISPUTE TO BE ARBITRATED (AS SUCH RULES ARE MODIFIED BY THE TERMS OF THIS AGREEMENT OR MAY BE FURTHER MODIFIED BY MUTUAL AGREEMENT OF THE PARTIES). THE ARBITRAL TRIBUNAL SHALL BE COMPOSED OF THREE ARBITRATORS, AND THE ARBITRATORS SHALL CONSIDER THE DISPUTE AT ISSUE IN NEW YORK, NY, AT A MUTUALLY AGREED UPON TIME WITHIN THIRTY (30) DAYS OF THE DESIGNATION OF THE ARBITRATORS.  THE DECISION OF THE ARBITRATORS SHALL BE FINAL AND BINDING UPON THE PARTIES.  THE FINAL AWARD SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS’ FEES AND COSTS INCURRED IN CONNECTION WITH THE ARBITRATION TO THE EXTENT THE ARBITRATOR DEEMS THE PARTY TO HAVE PREVAILED (BUT IF THE PREVAILING PARTY IS NOT AWARDED ALL OF THE DAMAGES SOUGHT, ONLY TO THE EXTENT, PRO RATA, OF ITS AWARD COMPARED TO THE DAMAGES SOUGHT) AND MAY GRANT SUCH OTHER, FURTHER AND DIFFERENT RELIEF AS AUTHORIZED BY THE RULES OF THE AAA.  JUDGMENT UPON ANY DECISION OF THE ARBITRATOR MAY BE ENTERED INTO IN ANY COURT IN THE UNITED STATES HAVING JURISDICTION THEREOF, OR APPLICATION MAY BE MADE TO SUCH COURT FOR A JUDICIAL ACCEPTANCE OF THE DECISION IN AN ORDER OF ENFORCEMENT.

Section 10.11                       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12                       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BEIJER ELECTRONICS INC.
By_____________________ Name: Title:

MICRONET LTD.
By_____________________ Name: Title:

The following exhibits and schedules to this agreement have been omitted. The Company agrees to furnish supplementally copies of any of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.

Disclosure Schedules

Schedule 2.01(b)

Tangible Personal Property

Schedule 2.01(e)

Assigned Contracts

Schedule 3.02(a) (vi)

Consents From Governmental Authorities Or Third Parties

Schedule 3.02(a) (vii)

Encumbrances

Schedule 4.03

No Conflicts; Consents

Schedule 4.04

Revenue and Gross Profit

Schedule 4.06

Contracts

Schedule 4.09(a)

Intellectual Property Assets

Schedule 4.09(b)

Intellectual Property Agreements

Schedule 4.14

Employee Benefit Plans

Schedule 4.15(a)

Employees

Schedule 6.04(a)

Terminated Employees

Schedule 7.02(g)

Permits

Schedule 1 F

Forecast Principles

Exhibit F

Escrow Agreement

Exhibit B

Bill of Sale

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Beijer Electronics Inc., a Utah corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Micronet Ltd, a publicly traded company organized and existing under the laws of Israel (“Buyer”), all of its right, title and interest in and to the Tangible Personal Property, as such term is defined in the Asset Purchase Agreement, dated as of May 6, 2014 (the "APA"), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the APA.

Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of [DATE], 2014.

BEIJER ELECTRONICS INC.
By__________________________ Name: Title:

Exhibit C

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the "Agreement"), effective as of [DATE], 2014 (the "Effective Date"), is by and between Beijer Electronics Inc., a Utah corporation ("Seller"), and Micronet Ltd, a publicly traded company organized and existing under the laws of Israel (“Buyer”).

WHEREAS, Seller and Buyer have entered into a certain Asset Purchase Agreement, dated as of May 6, 2014 (the "APA"), pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller's duties and obligations under, (i) the Assigned Contracts, and (ii) the Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the APA.

2.            Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller's right, title and interest in and to the Assigned Contracts and the Assumed Liabilities. Buyer hereby accepts such assignment and assumes all of Seller's duties and obligations under the Assigned Contracts and the Assumed Liabilities, and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assigned Contracts and the Assumed Liabilities accruing on and after the Effective Date.

3.            Terms of the APA. The terms of the APA, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned Contracts are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the APA shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the APA and the terms hereof, the terms of the APA shall govern.

4.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

5.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.            Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

BEIJER ELECTRONICS INC.
By_____________________ Name: Title:

MICRONET LTD.
By_____________________ Name: Title:

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Exhibit D

Intellectual Property Assignment

This Intellectual Property Assignment (the "IP Assignment"), dated as of May 6, 2014, is made by Beijer Electronics Inc., an Utah corporation ("Seller"), in favor of Micronet Ltd, a publicly traded company organized and existing under the laws of Israel (“Buyer”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement dated as of May 6, 2014, (the "APA").

WHEREAS, under the terms of the APA, Seller has conveyed, transferred and assigned to Buyer, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this IP Assignment, for recording with governmental authorities including, but not limited to, the US Patent and Trademark Office and the US Copyright Office;

NOW THEREFORE, Seller agrees as follows:

1.            Assignment. In consideration for the execution of the APA, the payment of the consideration stipulated in the APA and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Seller hereby irrevocably conveys, transfers and assigns to Buyer all of Seller's right, title and interest in and to

(a)           the trademark registration set forth in Schedule 1 hereto, together with the goodwill connected with the use of and symbolized thereby and all issuances, extensions and renewals thereof (the "Assigned IP");

(b)           all rights of any kind whatsoever of Seller accruing under the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions and otherwise throughout the world;

(c)           any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d)           any and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on and/or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.            Recordation and Further Actions. Seller authorizes the Commissioner Trademarks and any other governmental officials to record and register this IP Assignment upon request by Buyer. Seller shall take such steps and actions following the date hereof, including the execution of any documents, files, registrations, or other similar items, to ensure that the Assigned IP is properly assigned to Buyer, or any assignee or successor thereto.

3.            Terms of the APA. The terms of the APA, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned IP are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the APA shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the APA and the terms hereof, the terms of the APA shall govern.

4.             Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

5.             Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.             Governing Law. This IP Assignment and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, Seller has duly executed and delivered this IP Assignment as of the date first above written.

BEIJER ELECTRONICS INC.
By: _____________________ Name: Title:

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SCHEDULE 1

ASSIGNED IP

US TRADEMARK REGISTRATION FOR “TREQ”

REG. NO. 3,313,887

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EXHIBIT E

•
Buyer shall lease approximately 1/3 of the Seller’s current premises located at 1865 West 2100 South, Salt Lake City, Utah 84119.  The exact location of the Buyer’s rentable area within the premises shall be mutually agreed to by the parties.

•
Rent (including tax and insurance) shall equal one third of the cost charged by Seller’s landlord, Centrepointe Business Park. For 2014, this amount is estimated to be 18,521 USD per month for Buyer, subject to potential final tax adjustments after year-end. The rent does not include utilities such as power, water and other utilities.

•	The initial term shall be for 24 months.

•	Unless terminated by either party at least three months before the expiration of the 24 month initial term, the lease term shall be indefinite but with a mutual notice period of 3 months.

•	Other terms of the sublease shall be mutually agreed to in the Sublease or, if not so set forth in the Sublease, shall mutatis mutandis correspond to the Seller’s current lease agreement.

EXHIBIT G

Transitional Services

Offered Services:

IT
•	One time technology set-up: Reconfigure existing network to allowed for share infrastructure, including security, remote access, dedicated domains, servers, e-mail set up, switches, firewalls etc.
•	Monthly Technology support, including 24-7 technical support

General Administration
•	One time set up cost: New main line
•	Monthly receptionist services (switchboard, mail sorting, lobby services)
•	Monthly Building Maintenance (cleaning, perimeter security)

Payroll and HR
•	One time set-up fee (separate the payroll systems)
•	Monthly payroll services
•	Monthly HR services including compensation & benefit management, recruitment services etc.

Operations
•	One time set up cost, including set up of perimeters such as fencing, inventory racks and ESD floor
•	Monthly warehousing services including picking, kitting and receiving
•	(Further to this, Beijer may be in a position to offer purchasing services)

Prices

The prices charged for the transitional services shall be based on the prices set forth in the Excel-file called “Transitional Services Proposal  v 140430.xlsx” sent by Seller to Buyer on April 30, 2014.